 Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Sirenza Microdevices, Inc.

We have audited the accompanying consolidated balance sheets of Sirenza Microdevices, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sirenza Microdevices, Inc. at December 31, 2006 and 2005, and the consolidated results of its income and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, Sirenza Microdevices, Inc. changed its method of accounting for stock-based compensation in accordance with Statement of Financial Standards No. 123(R), "Share-Based Payment."

/s/ Ernst & Young LLP

Denver, Colorado

March 14, 2007

 SIRENZA MICRODEVICES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$24,847	$11,266
Short-term investments	19	6,979
Accounts receivable, net	22,227	11,856
Inventories	27,045	8,961
Other current assets	3,446	1,338

Total current assets	77,584	40,400
Property and equipment, net	15,345	6,013
Investment	215	3,065
Other non-current assets	1,505	1,515
Acquisition-related intangibles, net	57,081	5,083
Goodwill	59,862	6,413

Total assets	$211,592	$62,489

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,389	$4,944
Income taxes payable	3,232	55
Accrued compensation and other expenses	6,716	4,822
Other accrued liabilities	2,894	586
Deferred margin on distributor inventory	1,529	950
Note payable	3,000	-
Capital lease obligations, current portion	517	-

Total current liabilities	27,277	11,357
Capital lease obligations, long-term portion	531	-
Deferred tax and other liabilities, non-current	10,101	391
Accrued pension	2,962	-
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value:
Authorized shares-5,000,000 at December 31, 2006 and 2005
Issued and outstanding shares-none at December 31, 2006 and 2005	-	-
Common stock, $0.001 par value:
Authorized shares-200,000,000 at December 31, 2006 and 2005
Issued and outstanding shares-51,281,641 and 36,551,690 at December 31, 2006 and 2005	52	37
Additional paid-in capital	246,173	138,660
Treasury stock, at cost	(165)	(165)
Accumulated other comprehensive income (loss)	4,792	(65)
Accumulated deficit	(80,131)	(87,726)

Total stockholders' equity	170,721	50,741

Total liabilities and stockholders' equity	$211,592	$62,489

See accompanying notes.

 SIRENZA MICRODEVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Years Ended December 31,
	2006	2005	2004
Net revenues	$136,578	$64,178	$61,256
Cost revenues	78,881	35,522	31,375

Gross profit	57,697	28,656	29,881
Operating expenses:
Research and development	13,776	10,104	8,963

Sales and marketing	10,377	7,372	7,779

General and administrative	17,078	8,096	7,795

Acquired in-process research and development	-	-	2,180
Amortization of acquisition-related intangible assets and other	6,232	1,838	1,541
Restructuring	-	56	(98)
Impairment of investment	2,850	-	1,535

Total operating expenses	50,313	27,466	29,695

Income from operations	7,384	1,190	186
Interest expense	288	4	14
Interest and other income , net	392	200	243

Income before income taxes	7,488	1,386	415
Provision for (benefit from) income taxes	(107)	(6)	135

Net income	$7,595	$1,392	$280

Basic net income per share	$0.17	$0.04	$0.01

Diluted net income per share	$0.17	$0.04	$0.01

Shares used to compute basic net income per share	43,652	35,828	34,593

Shares used to compute diluted net income per share	45,583	37,803	37,448

See accompanying notes.

SIRENZA MICRODEVICES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Retained Earnings(Accumulated Deficit)	Total Shareholders' Equity
	Shares	Amount
Balance at December 31, 2003	34,110,226	$34	$134,540	$(3)	$-	$(89,398)	$45,173
Components of comprehensive income:
Net income	-	-	-	-	-	280	280
Change in unrealized loss on available-for-sale investments, net of tax	-	-	-	-	(53)	-	(53)
Total comprehensive income							227
Amortization of deferred stock compensation	-	-	-	3	-	-	3
Common stock issued under employee stock plans	1,290,230	1	1,683	-	-	-	1,684
Stock-based compensation	-	-	191	-	-	-	191
Balance at December 31, 2004	35,400,456	35	136,414	-	(53)	(89,118)	47,278
Components of comprehensive income:
Net income	-	-	-	-	-	1,392	1,392
Change in unrealized loss on available-for-sale investments, net of tax	-	-	-	-	(12)	-	(12)
Total comprehensive income							1,380
Common stock issued under employee stock plans, net of tax benefit of $22	1,151,234	2	1,895	-	-	-	1,897
Stock-based compensation	-	-	186	-	-	-	186
Balance at December 31, 2005	36,551,690	37	138,495	-	(65)	(87,726)	50,741
Components of comprehensive income:
Net income						7,595	7,595
Change in unrealized loss on available-for-sale investments, net of tax					65		65
Change in pension liability experience					(52)		(52)
Change in cumulative translation adjustment					4,844		4,844
Total comprehensive income							12,452
Shares issued in connection with acquisitions	11,946,865	12	97,878				97,890
Common stock issued under employee stock plans, net of tax benefit of $0	2,783,086	3	4,675				4,678
Stock-based compensation	-	-	4,960	-	-	-	4,960
Balance at December 31, 2006	51,281,641	$52	$246,008	$-	$4,792	$(80,131)	$170,721

See accompanying notes.

SIRENZA MICRODEVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2006	2005	2004
Operating Activities
Net income	$7,595	$1,392	$280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,318	5,870	5,836
Acquired in-process research and development	-	-	2,180
Impairment of investment	2,850	-	1,535
Stock-based compensation	4,900	186	191
Deferred taxes	(1,987)	-	-
Other	28	38	32
Changes in operating assets and liabilities:
Accounts receivable	(2,514)	(888)	(1,592)
Inventories	(3,189)	(274)	(1,420)
Other assets	(206)	(198)	414
Accounts payable	(4,252)	1,860	(1,669)
Income taxes payable	1,637	-	-
Accrued compensation and other expenses	(595)	(72)	(273)
Accrued pension	165	-	-
Accrued restructuring	-	(461)	(679)
Deferred margin on distributor inventory	579	(119)	27

Net cash provided by operating activities	16,329	7,334	4,862
Investing Activities
Purchases of available-for-sale securities	(1,450)	(15,091)	(32,500)
Proceeds from sales/maturities of available-for-sale securities	11,213	16,100	30,461
Purchases of property and equipment	(6,456)	(1,336)	(2,755)
Payment of ISG contingent consideration	(1,150)	-	-
Purchase of PDI, net of cash received	(14,011)	-	-
Payment of note payable issued in connection with PDI acquisition	(3,000)	-	-
Purchase of Micro Linear, net of cash received and acquisition costs accrued	6,479	-	-
Purchase of ISG, net of cash received and acquisition costs accrued	-	-	(6,715)

Net cash used in investing activities	(8,375)	(327)	(11,509)
Financing Activities
Principal payments on capital lease obligations	(363)	(56)	(65)
Proceeds from employee stock plans	4,678	1,875	1,684

Net cash provided by financing activities	4,315	1,819	1,619
Effect of exchange rate changes on cash	1,312
Increase/(decrease) in cash and cash equivalents	13,581	8,826	(5,028)
Cash and cash equivalents at beginning of period	11,266	2,440	7,468

Cash and cash equivalents at end of period	$24,847	$11,266	$2,440

Supplemental disclosures of cash flow information
Cash paid for interest	$287	$4	$14
Cash recovered (paid) for income taxes	$(85)	$45	$-
Supplemental disclosures of non-cash investing and financing activities
Non-cash adjustments to goodwill	$2,894	$782	$-
Capitalized and accrued PDI acquisition costs	$-	$589	$-
Reclassification of property and equipment and other	$-	$455	$-
Cost and accumulated depreciation of property and equipment disposed of	$241	$-	$90
Equipment acquired under capital lease	$614	$-	$-

See accompanying notes.

 SIRENZA MICRODEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Description of Business

The Company, which is incorporated in Delaware, is a leading designer and supplier of high performance radio frequency (RF) components for the commercial communications, consumer, and aerospace and defense (A&D) equipment markets. The Company's products are designed to optimize the reception and transmission of voice and data signals in mobile wireless communications networks and in other wireless and wireline applications. The Company sells its products worldwide through a direct sales channel and a distribution sales channel. A substantial portion of the Company's direct sales and sales through its distributors are to international customers. The Company manufactures its products in its manufacturing facilities in the United States, Germany and China. For the significant majority of the Company's IC products, it outsources wafer manufacturing and packaging and then perform final testing and tape and reel assembly. The Company manufactures, assembles and tests most of its MCMs and currently outsources a portion of its manufacturing and testing functions to foreign subcontractors.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Foreign Currency Translation

The Company uses the U.S. dollar as its functional currency for its foreign wholly owned subsidiaries in Canada and the United Kingdom and its representative offices in China and India. All monetary assets and liabilities are remeasured at the current exchange rate at the end of the period, nonmonetary assets and liabilities are remeasured at historical exchange rates and revenues and expenses are remeasured at average exchange rates in effect during the period.

The Company has designated the local currency as the functional currency for its foreign wholly owned subsidiaries in Germany and China. These subsidiaries primarily expend cash in their local respective currencies and generate cash in both the local currency and U.S. dollars. The assets and liabilities, excluding inter-company accounts, of these subsidiaries are translated at current month-end exchange rates. Revenue and expenses are translated at the average monthly exchange rate. Translation adjustments are recorded in accumulated other comprehensive income (loss).

Transaction gains and losses resulting from the process of remeasurement are included in net earnings. Transaction losses of approximately $368,000 were included in "Interest and other income, net" on the Company's consolidated statement of income for the year ended December 31, 2006. Transactions gains or losses were not material for any other period presented.

Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosure of contingent assets and liabilities. The accounting estimates that require management's most significant and subjective judgments include the recognition of the fair value of assets acquired and liabilities assumed in business combinations, the valuation of non-marketable equity securities, goodwill and long-lived assets; the recognition and measurement of current and deferred income tax assets and liabilities; the valuation of inventory and the valuation and recognition of share-based compensation. Actual results may differ from these estimates under different assumptions or conditions and such differences could be material.

Revenue Recognition

Revenue from product sales to customers, other than distributors, is generally recognized at the time the product is shipped, title has transferred and no obligations remain. In circumstances where a customer delays acceptance of our product, the Company defers recognition of the revenue until acceptance. To date, the Company has not had customers delay acceptance of its products. A provision is made for estimated product returns as shipments are made.

The Company grants its distributors limited rights of return and certain price adjustments on unsold inventory held by the distributors. Under the Company's rights of return policy, its distributors may exchange product currently in their inventory for other Company products. In practice, the Company will exchange a reasonable amount of inventory if requested by its distributors.

Under the Company's price adjustment policy, the Company will accept credits from its distributors on previous sales to them. These credits are designed to allow the distributors to pass back to the Company discounts they granted to their end customers due to competitive pricing situations. In practice, the Company will accept reasonable credit requests from its distributors.

The Company recognizes revenues on sales to distributors under agreements providing for rights of return and price protection at the time its products are sold by the distributors to third party customers. The Company defers both the sale and related cost of sale on any product that has not been sold to an end customer. The Company records the deferral of the sale on any unsold inventory products at its distributors as a liability and records the deferral of the related cost of sale as a contra liability, the net of which is presented on the Company's balance sheet as "Deferred margin on distributor inventory."

Advertising Expenses

The Company expenses its advertising costs in the period in which they are incurred. Advertising expense was $177,000 in 2006, $207,000 in 2005 and $222,000 in 2004.

Shipping and Handling

Costs related to the shipping and handling of the Company's products are included in cost of sales for all periods presented.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Cash, Cash Equivalents and Short-term Investments

The Company classifies investments as cash equivalents if they are readily convertible to cash and have original maturities of three months or less at the time of acquisition. The Company's cash and cash equivalents consist primarily of bank deposits, federal agency related securities and money market funds issued or managed by financial institutions in the United States, Germany and China. Fair values of cash equivalents approximate cost due to the short period of time to maturity.

Investments are designated as available-for-sale and are reported at fair value, with unrealized gains and losses, net of tax, recorded in accumulated other comprehensive loss. All of the Company's available-for-sale investments are classified as short-term investments regardless of maturity dates based on management's intent with regard to those securities being available for current operations. The Company's available-for-sale investments consist primarily of federal agency related securities with a rating of AAA, as rated by Moody's, Standard & Poor's and other such agencies. The estimated fair market values of available-for-sale investments are based on quoted market prices. The cost of available-for-sale investments sold is based on the specific identification method. Realized gains and losses on the sale of available-for-sale investments are recorded in interest and other income, net and were not significant for any period presented.

The Company monitors its available-for-sale investments for impairment on a periodic basis. In the event that the carrying value of an available-for-sale investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis is established. In order to determine whether a decline in value is other-than-temporary, the Company evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the Company's intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value; and investment ratings as determined primarily by Moody's and Standard & Poor's.

Available-for-sale investments at December 31, 2006 and 2005 were as follows (in thousands):

	December 31, 2006		December 31, 2005
	Amortized Cost	Estimated Fair Value	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value
Money market funds	$24,943	$24,943	$7,251	$-	$7,251
Federal agency and related securities	619	619	11,641	(65)	11,576

	$25,562	$25,562	$18,892	$(65)	$18,827

Amount included in cash equivalents	$24,313	$24,313	$11,047	$1	$11,048
Amount included in short-term investments	19	19	7,045	(66)	6,979
Amount included in restricted cash	1,230	1,230	800	-	800

	$25,562	$25,562	$18,892	$(65)	$18,827

All of the Company's investments in available-for-sale debt securities as of December 31, 2006 and 2005 are due within one year or less.

Derivative Financial Instruments

The Company conducts a significant portion of its business in currencies other than the U.S. dollar, the currency in which the consolidated financial statements are reported. Correspondingly, the Company's operating results could be adversely affected by foreign currency exchange rate volatility relative to the U.S. dollar. The Company's subsidiaries in Germany and China use the local currency as their functional currency as the majority of their purchases are transacted in the local currency. However, revenue for these foreign subsidiaries is invoiced and collected in both the local currency and in U.S. dollars, typically depending on the preference of the customer. In 2006, to hedge against the risk of Euro to U.S. dollar exchange rate fluctuations, the Company's German subsidiary had contracted with a financial institution to sell U.S. dollars and buy Euros at fixed exchange rates at specific dates in the future. While the Company continues to evaluate strategies to mitigate risks related to the impact of fluctuations in currency exchange rates, it cannot ensure that it will not recognize gains or losses from international transactions. Not every exposure is or can be hedged, and, where hedges are put in place based on expected foreign exchange exposure, they are based on forecasts which may vary or which may later prove to be inaccurate. Failure to successfully hedge or anticipate currency risks properly could adversely affect the Company's operating results.

As of December 31, 2006, the Company did not have any outstanding derivative financial instruments as all of its foreign currency forward purchase contracts expired. The Company elected not to classify the hedge for hedge accounting treatment and as a result all gains and losses were recognized in earnings. Foreign currency forward contract gains approximated $329,000 in 2006.

Concentrations of Credit Risk, Customers and Suppliers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, short-term investments, accounts receivable and restricted cash. The Company places its cash equivalents, short-term investments and restricted cash with high-credit-quality financial institutions, investing primarily in money market accounts and federal agency related securities. The Company has established guidelines relative to credit ratings, diversification and maturities that seek to maintain safety and liquidity. The Company has not experienced any material losses on its cash equivalents, short-term investments or restricted cash.

Accounts receivable are primarily derived from revenue earned from customers located in the United States, Europe and Asia. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. Due to the Company's credit evaluation and collection process, bad debt expenses have not been significant; however, the Company is not able to predict changes in the financial stability of its customers. Any material change in the financial status of any one or a particular group of customers may cause the Company to adjust its estimate of the recoverability of receivables and could have a material adverse effect on the Company's results of operations. At December 31, 2006, one customer with operations in China accounted for 15% of gross accounts receivable and another customer with worldwide operations accounted for 10% of gross accounts receivable. At December 31, 2005 two customers with worldwide operations accounted for 14% and 13% of gross accounts receivable, respectively. Fair values of accounts receivable approximate cost due to the short period of time to collection.

A relatively small number of customers account for a significant percentage of the Company's net revenues. For the year ended December 31, 2006, one customer accounted for approximately 16% of net revenues. For the year ended December 31, 2005, two customers accounted for approximately 13% and 11% of net revenues, respectively. For the year ended December 31, 2004, four customers accounted for approximately 17%, 14%, 13% and 11% of net revenues, respectively. Additionally, for the years ended December 31, 2006, 2005, and 2004, the Company's top ten customers accounted for approximately 64%, 70%, and 79% of net revenues, respectively. The Company expects that the sale of its products to a limited number of customers will continue to account for a high percentage of net revenues for the foreseeable future.

Currently, the Company relies on a limited number of suppliers of materials and labor for a portion of its product inventory but is pursuing alternative suppliers. In addition, the Company relies on one manufacturing partner to produce all of its satellite radio antennae and a significant majority of its broadband products. As a result, should the Company's current suppliers or manufacturing partner not produce and deliver inventory for the Company to sell on a timely basis, operating results may be adversely impacted.

Concentrations of Other Risks

The Company's results of operations are affected by a wide variety of factors, including but not limited to, lower than expected demand for the Company's products, slower than expected build-out of worldwide communications infrastructure, overall general economic or communications market conditions, conditions in the commercial communications, consumer or A&D markets or any portion thereof, exertion of downward pressure on the pricing of the Company's components, risks of operating in foreign locations, the Company's ability to successfully develop new product designs targeted to the market's demand and in time to meet that demand, the Company's reliance on third parties for outsourced manufacturing, packaging and test services and supply, the ability to manufacture reliable, high-quality products efficiently, and manufacturing capacity. As a result, the Company experiences substantial period-to-period fluctuations.

Accounts Receivable

The Company's allowance for doubtful accounts was $217,000 and $102,000 at December 31, 2006 and 2005, respectively.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual (first-in, first-out method) or market (estimated net realizable value).

The Company plans production based on orders received and forecasted demand and must order wafers and raw material components and build inventories well in advance of product shipments. The valuation of inventories at the lower of cost or market requires the use of estimates regarding the amounts of current inventories that will be sold. These estimates are dependent on the Company's assessment of current and expected orders from its customers, including consideration that orders are subject to cancellation with limited advance notice prior to shipment. Because the Company's markets are volatile, and are subject to technological risks and price changes as well as inventory reduction programs by the Company's customers and distributors, there is a risk that the Company will forecast incorrectly and produce excess inventories of particular products. This inventory risk is compounded because many of the Company's customers place orders with short lead times. As a result, actual demand will differ from forecasts, and such a difference has in the past and may in the future have a material adverse effect on actual results of operations.

The components of inventories, net of written-down inventories and reserves, are as follows (in thousands):

	December 31,
	2006	2005
Raw materials	$14,483	$3,740
Work-in-process	4,456	1,422
Finished goods	8,106	3,799

	$27,045	$8,961

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Property and equipment are depreciated for financial reporting purposes using the straight-line method over the following estimated useful lives: machinery and equipment, 2-8 years; computer equipment and software, 2-5 years; furniture and fixtures, 3-9 years; vehicles, 3 - 5 years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives of the assets or the terms of the leases. Our facility lease in Broomfield, Colorado expires in 2008 and provides the Company with an option to extend the lease for an additional five years through 2013. We are amortizing our Broomfield, Colorado leasehold improvements over the initial term of the lease, which is scheduled to conclude in 2008.

Property and equipment are as follows (in thousands):

	December 31,
	2006	2005
Machinery and equipment	$30,668	$19,058
Computer equipment and software	3,854	2,701
Furniture and fixtures	1,889	1,111
Vehicles	149	47
Leasehold improvements	5,480	3,651

Total	42,040	26,568
Less accumulated depreciation and amortization	26,695	20,555

	$15,345	$6,013

Business Combinations

All of the Company's business combinations have been accounted for using the purchase method of accounting. The Company allocates the purchase price of its business combinations to the tangible assets, liabilities and intangible assets acquired, including in-process research and development ("IPR&D"), based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The fair value assigned to intangible assets acquired is based on established valuation techniques using estimates and assumptions made by management.

Goodwill

The Company reviews goodwill for impairment annually in the third quarter and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. The Company utilizes a two-step impairment test to perform its impairment analysis. In the first step, the fair value of each reporting unit is compared to its carrying value. The Company estimates the fair value of each of its reporting units based on an approach that takes into account forecasted discounted cash flows, market capitalization and market multiples of revenue for comparable companies in our industry. The Company's fair value approach involves a significant amount of judgment, particularly with respect to the assumptions used in our discounted cash flows, and to a lesser extent, the selection of comparable publicly traded companies used in our market multiple of revenue analysis. If the fair value of the reporting unit exceeds the carrying value of the assets assigned to that unit, goodwill is not impaired and no further testing is performed. If the carrying value of the assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the second step is performed, and the implied fair value of the reporting unit's goodwill is determined and compared to the carrying value of the reporting unit's goodwill. If the carrying value of a reporting unit's goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded.

The Company conducted its annual goodwill impairment analysis in the third quarters of 2006, 2005 and 2004 and concluded its goodwill was not impaired in any of those periods.

Long-Lived Assets Including Finite-Lived Purchased Intangible Assets

Purchased intangible assets with finite lives are amortized over their estimated economic lives.

Long-lived assets, such as property, plant and equipment and purchased intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the fair value of the assets based on the future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. If it is determined that long-lived assets are impaired, the Company reduces the carrying amount of the asset to its estimated fair value.

Income Taxes

The Company accounts for income taxes using the liability method of accounting for income taxes. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized. Due to the Company's inability to forecast sufficient future U.S. taxable income, the Company recorded a valuation allowance to reduce the carrying value of its net U.S. deferred tax assets to zero.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method, and therefore has not restated results for prior periods. Under this transition method, stock-based compensation expense for 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, and all grants made on or subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Prior to the adoption of SFAS 123R, the Company recognized stock-based compensation expense in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-An Amendment of FASB Statements No. 87, 88, 106, and 132R" (SFAS No. 158). SFAS No. 158 requires that the funded status of defined benefit postretirement plans be recognized on the company's balance sheet, and changes in the funded status be reflected in comprehensive income, effective fiscal years ending after December 15, 2006. SFAS No. 158 also requires the measurement date of the plan's funded status to be the same as the Company's fiscal year-end. The adoption of this statement did not have a material impact on Sirenza's consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS No. 157). The purpose of SFAS No. 157 is to define fair value, establish a framework for measuring fair value and enhance disclosures about fair value measurements. The measurement and disclosure requirements are effective for the company beginning in the first quarter of fiscal 2008. The company is currently evaluating whether SFAS No. 157 will result in a change to its fair value measurements.

In June 2006, the FASB issued FASB Interpretation ("FIN") 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109." This interpretation requires that realization of an uncertain income tax position must be "more likely than not" (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. Further, this interpretation prescribes the benefit to be recorded in the financial statements as the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. FIN 48 also provides guidance on derecognizing, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. As required, the Company will adopt FIN 48 as of January 1, 2007. The cumulative effect of adopting FIN 48 will be recorded as a change to opening retained earnings in the first quarter of 2007. At this time we are evaluating the impact of the adoption of this standard.

In September 2006, the SEC issued SAB No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company's balance sheet and statement of income and the related financial statement disclosures. SAB 108 was effective for fiscal years ended after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company's consolidated financial statements.

Note 2: Stock-Based Compensation and Stockholders' Equity

At December 31, 2006, the Company's 1998 Stock Plan (the "1998 Plan"), disclosed below, was the only stock-based employee compensation plan impacted by the adoption of SFAS 123R. Equity awards granted under the 1998 Plan have historically consisted of stock options and more recently restricted stock purchase rights and performance shares, which we collectively refer to as stock awards. The total compensation expense related to this plan was approximately $4.9 million for the year ended December 31, 2006. Prior to January 1, 2006, the Company accounted for this plan under the recognition and measurement provisions of APB Opinion No. 25. Accordingly, the Company did not typically recognize compensation expense for stock option grants, as it granted stock options at an exercise price equal to the fair market value of the Company's common stock on the date of grant. However, in 2004, the Company began granting stock awards at an exercise price of par value ($0.001 per share) which are subject to a right of reacquisition by the Company at cost or for no consideration in the event that the recipient's employment terminates without the vesting milestones having been achieved. The Company measures the fair value of the stock awards based upon the fair market value of the Company's common stock on the dates of grant and recognizes any resulting compensation expense, net of a forfeiture rate, on a straight-line basis over the associated service period, which is generally the vesting term of the stock awards. The Company typically estimates forfeiture rates based on historical experience, while also considering the duration of the vesting term of the option or stock award.

Prior to January 1, 2006, the Company provided pro forma disclosure amounts in accordance with SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("SFAS 148"), as if the fair value method defined by SFAS 123 had been applied to its stock-based compensation.

As a result of adopting SFAS 123R, the impact on the consolidated statements of income for the year ended December 31, 2006 was that income before income taxes and net income was $3.0 million lower than if the Company had continued to account for stock-based compensation under APB 25. The impact on basic and diluted earnings per share for the year ended December 31, 2006 was $0.07 per share. In addition, prior to the adoption of SFAS 123R, the Company presented the tax benefit of stock option exercises as operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options are classified as financing cash flows. Due to the availability of net operating loss carryforwards, the Company did not recognize tax benefit for the tax deduction from stock option exercises for the year ended December 31, 2006.

As discussed above, the valuation models used under SFAS 123 were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, valuation models require the input of highly subjective assumptions, including the expected life of the option and stock price volatility. Because the Company's options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its options. The weighted average estimated fair value of employee and director options granted during 2005 and 2004 was $3.32 and $4.05 per share, respectively. The weighted average estimated fair value of shares granted under the Employee Stock Purchase Plan during 2005 and 2004 was $0.99 and $0.93, respectively.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock options granted under the Company's 1998 Plan. For purposes of this pro forma disclosure, the value of the stock options is estimated using a Black-Scholes option pricing model and amortized to expense over the stock options' vesting period.

	Year Ended December 31,
(in thousands, except per share data)	2005	2004
Net income-as reported	$1,392	$280

Add: Stock-based employee compensation expense, included in the determination of net income as reported, net of related tax effects	186	194
Deduct: Stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(8,283)	(6,058)

Pro forma net loss	$(6,705)	$(5,584)

Net income (loss) per share:
Basic and diluted-as reported	$0.04	$0.01

Basic and diluted-pro forma	$(0.19)	$(0.16)

Note that the above pro forma disclosure is provided for the years ended December 31, 2005 and 2004 because employee stock options were not accounted for using the fair-value method during those periods.

Effective August 12, 2005, the Compensation Committee of the Board of Directors of the Company approved accelerated vesting of certain unvested and "out-of-the-money" stock options issued on October 22, 2004 to current employees and executive officers of the company. The members of the Company's Board of Directors, including the Company's Chief Executive Officer, did not receive any acceleration of vesting as part of this action. As a result of the vesting acceleration, options to purchase approximately 588,000 shares of the Company's common stock at an exercise price of $4.58 per share became immediately exercisable. These options would otherwise have vested in annual and monthly increments through 2008. The decision to accelerate unvested options was made primarily to reduce compensation expense that might be recorded in future periods under SFAS 123R. The impact of the acceleration is included in the determination of pro forma net loss for the year ended December 31, 2005 in the table above.

Preferred Stock

The Company's Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of and may determine the rights, preferences, and terms of preferred stock.

Common Stock

Each share of the Company's Common Stock is entitled to one vote. The holders of common stock are also entitled to receive dividends from legally available assets of the Company when and if declared by the Board of Directors.

Employee Stock Purchase Plan

In February 2000, the Company's Board of Directors and Stockholders approved and established the 2000 Employee Stock Purchase Plan (the Employee Stock Purchase Plan). The Employee Stock Purchase Plan provides for an automatic annual increase on the first day of each of the Company's fiscal years beginning January 1, 2001 equal to the lesser of 350,000 shares, 1% of the outstanding Common Stock on that date, or a lesser amount as determined by the Board. A total of 350,000, 350,000 and 341,102 shares were authorized for issuance under the Employee Stock Purchase Plan in 2006, 2005 and 2004, respectively, representing approximately 1% of the outstanding shares on January 1, 2006, 2005, and 2004, respectively. Under the Employee Stock Purchase Plan through November 15, 2005, eligible employees were able to purchase shares of the Company's common stock at 85% of fair market value at specific, predetermined dates. On October 27, 2005, in response to FAS 123R, the Compensation Committee of the Board of Directors of the Company approved an amendment to the Company's Employee Stock Purchase Plan which provided, among other things, that after November 15, 2005, the price at which employees purchase shares of Company Common Stock under the Employee Stock Purchase Plan shall be equal to 95% of the fair market value per share on the last day of each purchase period under the plan. Employees purchased 17,101 and 328,584 shares for approximately $160,000 and $789,000 in 2006 and 2005, respectively.

Stock Option Plan

In January 1998, the Company established the 1998 Stock Plan (the 1998 Plan) under which stock options may be granted to employees, directors and consultants of the Company. In 2000, the Board of Directors approved an amendment and restatement of the 1998 Plan to, among other things, provide for automatic increases on the first day of each of the Company's fiscal years beginning January 1, 2001, equal to the lesser of 1,500,000 shares, 3% of the outstanding shares on such date, or a lesser amount determined by the Board of Directors. A total of 1,096,550, 1,062,013, and 1,023,306 shares were authorized for issuance under the 1998 Plan in 2006, 2005, and 2004, respectively, representing 3% of the outstanding shares on January 1, 2006, 2005 and 2004, respectively. The shares may be authorized, but unissued, or reacquired Common Stock.

Under the 1998 Plan, nonstatutory stock options may be granted to employees, directors and consultants, and incentive stock options ("ISO") may be granted only to employees. In the case of an ISO that is granted to an employee who, at the time of the grant of such option, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise price shall not be less than 110% of the fair market value per share on the date of grant. For ISO's granted to any other employee, the per share exercise price shall not be less than 100% of the fair value per share on the date of grant. The exercise price for nonqualified options may not be less than 85% of the fair value of Common Stock at the option grant date. Options generally expire after ten years. Vesting and exercise provisions are determined by the Board of Directors. Options generally vest over 4 years, 25% after the first year and ratably each month over the remaining 36 months.

Rights to purchase restricted stock and other types of equity awards, including performance shares, may also be granted under the 1998 Plan with terms, conditions, and restrictions determined by the Board of Directors. Restricted stock purchase rights, or stock awards, are typically granted at an exercise price equal to the par value of the underlying stock ($0.001 per share) and are subject to a right of reacquisition by the Company at cost or for no consideration. This right of reacquisition then lapses over a period of time following the grant date based on continued service to the Company by the grantee, in a process similar to an option vesting. Performance shares are typically granted with no required exercise price. We sometimes generically refer to restricted stock purchase rights and performance shares as stock awards. While vesting rates for the Company's stock awards vary, the basic vesting schedule for new employee grants is for one-third of the stock subject to the award to vest on each anniversary of the grant date, such that the award is fully-vested after 3 years. Stock awards are independent of stock option grants and are generally subject to forfeiture if employment terminates prior to the release of the restrictions. Restricted stock purchase rights have the same cash dividend and voting rights as other common stock and are considered to be currently issued and outstanding when exercised. Performance shares do not have cash dividend or voting rights and are not considered issued and outstanding until vested and delivered to the grantee. Each one share subject to restricted stock purchase rights and performance share grants of the type described above shall be counted as two shares against the 1998 Plan available share reserve, and any later lapse, termination, forfeiture or repurchase at cost of such stock awards would also be added back to the Plan's available share reserve at the same rate. The Company expenses the cost of the stock awards, which is deemed to be the fair market value of the shares at the date of grant, on a straight-line basis over the period during which the restrictions lapse.

The Company has not granted any stock options subsequent to the third quarter of 2005. The fair value of all previously granted stock options was estimated on the date of grant using a Black-Scholes option pricing model. The Company's volatility computation for the years ended December 31, 2005 and 2004 was based on a historical-based volatility. The expected life computation for the years ended December 31, 2005 and 2004 was based on historical exercise patterns. The interest rate for periods within the contractual life of the award was based on the U.S. Treasury yield curve in effect at the time of grant.

The fair value of stock options granted has been estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions and weighted average fair value as follows:

	2005	2004
Weighted average fair value of grant	$3.32	$4.05
Risk-free interest rate	3.9%	3.4%
Dividend yield	0%	0%
Expected volatility	110%	121%
Expected life (in years)	5.09	4.97

A summary of stock option activity under the 1998 Plan as of December 31, 2006 and changes during the year ended December 31, 2006 is presented below:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term(in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2005	4,497,545	$2.66
Granted	-
Exercised	(1,692,863)	$2.67
Forfeited/cancelled/expired	(138,711)	$4.59

Outstanding at December 31, 2006	2,665,971	$2.55	6.28	$14,219

Exercisable at December 31, 2006	2,313,976	$2.39	6.11	$12,708

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company's closing stock price on the last trading day of the fiscal year ended 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2006. This amount changes based on the fair market value of the Company's stock. The total intrinsic value of options exercised for the year ended December 31, 2006 was approximately $10.2 million. The total fair value of stock options vested and expensed was approximately $3.0 million, before and after tax, for the year ended December 31, 2006.

Stock option activity was as follows for the following fiscal years ended December 31:

	2005		2004
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	5,571,569	$2.61	4,965,171	$1.91
Granted	204,750	$3.97	1,233,550	$4.81
Exercised	(660,000)	$1.65	(532,354)	$1.39
Forfeited or cancelled	(618,774)	$3.74	(94,973)	$1.58

Outstanding at end of year	4,497,545	$2.66	5,571,394	$2.61

Exercisable at end of year	3,232,470	$2.58	2,429,136	$2.09

Information about options outstanding was as follows at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$1.34	936,693	6.22	$1.34	936,693	$1.34
$1.39 - $1.50	150,429	2.98	$1.50	149,908	$1.50
$1.58	425,833	6.35	$1.58	339,047	$1.58
$1.60 - $3.24	284,286	6.25	$1.91	236,544	$1.75
$3.26 - $4.22	279,888	6.38	$3.88	174,931	$3.80
$4.41 - $4.54	32,573	7.85	$4.49	2,734	$4.47
$4.58	293,750	7.81	$4.58	293,750	$4.58
$4.63 - $7.96	251,144	6.44	$5.47	168,994	$5.57
$8.00	6,375	3.16	$8.00	6,375	$8.00
$17.75	5,000	3.91	$17.75	5,000	$17.75

$1.34 - $17.75	2,665,971	6.28	$2.55	2,313,976	$2.39

As of December 31, 2006, $940,000 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 0.83 years.

Cash received from stock option exercises for the year ended December 31, 2006 was approximately $4.5 million.

Nonvested stock awards as of December 31, 2006 and changes for the year ended December 31, 2006 were as follows:

Stock Awards	Shares	Weighted- Average Grant Date Fair Value
Nonvested at December 31, 2005	212,650	$2.71
Granted	1,188,106	$8.02
Vested	(61,134)	$6.76
Forfeitures, cancellations, and repurchases (1)	(44,334)	$7.93

Nonvested at December 31, 2006	1,295,288	$7.21

(1)	Includes 9,000 non-vested stock awards that were exercised and subsequently repurchased.

As of December 31, 2006, there was $6.7 million of unrecognized stock-based compensation expense related to nonvested stock awards. That cost is expected to be recognized over a weighted-average period of 2.01 years.

Total stock-based compensation expense related to stock options and stock awards under the 1998 Plan was allocated as follows:

	Year Ended December 31, 2006
	(in thousands)
	Stock Options	Stock Awards	Total
Cost of sales	$332	$252	$584
Research and development	575	471	1,046
Sales and marketing	655	263	918
General and administrative	1,419	933	2,352

Total stock-based compensation expense (1)	$2,981	$1,919	$4,900

(1)	Stock-based compensation costs capitalized into inventory of approximately $60,000 are not included in the table above.

Shares Reserved

Shares of Common Stock reserved for future issuance are as follows:

	December 31,
	2006	2005
1998 Stock Plan	3,179,349	6,251,106
2000 Employee Stock Purchase Plan	368,761	35,862

	3,548,110	6,286,968

3. Net Income Per Share

The Company computes basic net income per share by dividing the net income for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of shares of common stock and potential common stock equivalents outstanding during the period, if dilutive. Potential common stock equivalents include incremental shares of common stock issuable upon the exercise of stock options and employee stock awards.

The shares used in the computation of the Company's basic and diluted net income per common share were as follows (in thousands):

	2006	2005	2004
Weighted average common shares outstanding	43,652	35,828	34,593
Dilutive effect of employee stock options and awards	1,931	1,975	2,855

Weighted average common shares outstanding, assuming dilution	45,583	37,803	37,448

Weighted average common shares outstanding, assuming dilution, includes the incremental shares that would be issued upon the assumed exercise of stock options. For 2006, approximately 31,000 of the Company's stock options were excluded from the calculation of diluted net income per share because the exercise prices of the stock options were greater than or equal to the average price of the common shares, and therefore their inclusion would have been anti-dilutive (1.5 million in 2005 and 455,000 in 2004). These options could be dilutive in the future if the average share price increases and is equal to or greater than the exercise price of these options.

4. Business Combinations

Acquisition of Premier Devices, Inc.

On April 3, 2006 ("the closing date"), Sirenza acquired Premier Devices, Inc. ("PDI") in exchange for 7.0 million shares of Sirenza common stock, valued at approximately $53.0 million, $14.0 million in cash and $6.0 million in promissory notes bearing 5% simple interest per annum paid monthly and maturing one year from the date of issuance, and approximately $2.1 million in estimated direct transaction costs for a preliminary purchase price of $75.1 million. The fair value of the Company's common stock issued in connection with the PDI acquisition was derived using an average market price per share of Sirenza common stock of $7.58, based on the average of the closing prices for a range of trading days commencing February 2, 2006 and ending February 8, 2006 around the announcement date (February 6, 2006) of the acquisition. PDI is a designer, manufacturer and marketer of RF components headquartered in San Jose, California with manufacturing operations in Shanghai, China and Nuremberg, Germany. This acquisition expanded both the depth and breadth of Sirenza's products by adding PDI's CATV amplifier, module and optical receiver offerings as well as its line of passive RF components such as mixers, splitters, transformers, couplers, isolators, circulators and amplifiers. The acquisition brought Sirenza design and manufacturing capabilities in Asia and Europe, including PDI's passive component manufacturing and engineered technical solutions expertise in sourcing, integration, and board-level and subsystem assembly. Sirenza believes that these new product offerings and capabilities advance its strategic objective of diversifying and expanding its end markets and applications. The Company's results of operations include the effect of the PDI acquisition from the closing date and are being reported as a separate business segment.

Sirenza, Phillip Chuanze Liao and Yeechin Shiong Liao ("the Liaos") (the sole shareholders of PDI) and U.S. Bank National Association (the "Escrow Agent") entered into an Escrow Agreement dated as of February 4, 2006 (the "Escrow Agreement") which became effective at closing. Pursuant to the Escrow Agreement, upon the closing of the merger, 3.5 million of the 7.0 million shares of Sirenza common stock to be issued to the Liaos as consideration in the merger were placed in a 2-year escrow as security for their indemnification obligations pursuant to the merger agreement. In 2007, the Liaos sold the 7.0 million shares of Sirenza common stock issued in connection with the acquisition of PDI and deposited $7.2 million in the escrow. Any indemnification claims paid to Sirenza from the escrow will be paid in cash.

The aggregate purchase price is estimated to be $75.1 million as follows (in thousands):

Cash consideration and notes payable	$20,000
Sirenza common stock issued to PDI, net of estimated issuance costs	53,000
Acquisition related costs	2,100

Aggregate purchase price	$75,100

The acquisition has been accounted for utilizing the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The allocation of the purchase price has been prepared based on preliminary estimates of fair values.

Due to a series of transactions that occurred prior to the date that Sirenza acquired the stock of PDI, PDI may have realized certain contingent income tax liabilities that were not recorded in its financial statements. Sirenza is in the process of evaluating the likelihood that these liabilities would be assessed as well as the amount of such liabilities. Sirenza's preliminary estimate of any contingent tax liabilities is between zero and $17.0 million. Any adjustments to record a liability or cash payout related to the aforementioned tax contingencies will be recorded as additional goodwill and are not expected to affect Sirenza's reported operating results. Sirenza cannot be assured that the portion of the PDI purchase price held in escrow to secure indemnification obligations of the former PDI shareholders will be sufficient to offset any amounts that Sirenza may be obligated to pay related to such tax contingencies, or that such indemnification obligations will not expire prior to the time that Sirenza becomes obligated to pay such amounts, if any.

The preliminary allocation of the purchase price is summarized below (in thousands):

Cash	$2,089
Accounts Receivable	5,873
Inventory	11,900
Prepaid and other current assets	764
Deferred tax assets, current	24
Property, plant and equipment	7,015
Other non-current assets	50
Deferred tax assets, non-current	122
Amortizable intangible assets:
Developed product technology	10,800
Customer relationships	25,500
Goodwill	34,985
Accounts payable	(4,772)
Income taxes payable	(2,150)
Accrued liabilities and other	(1,884)
Deferred tax liabilities, current and non-current	(11,564)
Notes payable	(343)
Capital lease obligations, current	(271)
Accrued pension	(2,530)
Capital lease obligations, non-current	(508)

$75,100

Developed product technology consists of CATV, passive RF components and engineered technical solution products and capabilities for use in the communications market that are technologically feasible. The developed product technology expanded the depth and breadth of Sirenza's products and increased Sirenza's design and manufacturing capabilities in Asia and Europe. Sirenza is amortizing the fair value of developed product technology on a straight-line basis over a period of 6.75 years, or 81 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Customer relationships represent PDI's relationships with its CATV, passive RF component and engineered technical solution customers. Sirenza is amortizing the fair value of customer relationships on a straight-line basis over a period of 9.75 years, or 117 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Of the total estimated purchase price, approximately $35.0 million has preliminarily been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. The goodwill resulting from this acquisition is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that Sirenza management determines that the goodwill has become impaired, Sirenza will incur an accounting charge for the amount of impairment during the period in which the determination is made.

The Company pre-paid $3.0 million of the $6.0 million in promissory notes described above in November of 2006, as it had sufficient cash on hand available and doing so would allow it to reduce further interest expense.

Acquisition of Micro Linear Corporation

On October 31, 2006, Sirenza acquired Micro Linear Corporation ("Micro Linear") in exchange for approximately 4.9 million shares of Sirenza common stock, valued at approximately $44.9 million and approximately $1.0 million in estimated direct transaction costs for a preliminary purchase price of $45.9 million. Micro Linear is a fabless semiconductor company specializing in wireless IC solutions used in a variety of wireless applications serving global end markets. Subsequent to the acquisition, Micro Linear was included in the SMDI business segment, augmenting its existing product portfolio and expanding its expertise in integrated RF IC products for consumer applications. Micro Linear's transceivers can be used in many streaming wireless applications such as cordless phones, PHS handsets, wireless speakers and headphones, security cameras, game controllers, cordless headsets and other personal electronic appliances. The acquisition is intended to enable Sirenza to penetrate the digital cordless phone market and PHS terminal market and strengthen Sirenza's current participation in the digital TV (DTV) and set-top box markets. The Company's results of operations include the effect of the Micro Linear acquisition from the date of acquisition.

Effective with the acquisition, each outstanding share of Micro Linear common stock was converted into the right to receive 0.365 of a share of Sirenza common stock. The value of the common stock issued to the stockholders of Micro Linear was derived using an average market price per share of $9.07, which represented the average of the closing prices per share for a range of trading days commencing August 11, 2006 and ending August 17, 2006 around the announcement date (August 15, 2006) of the acquisition.

The aggregate purchase price is estimated to be $45.9 million as follows (in thousands):

Estimated Sirenza common stock issued to Micro Linear, net of estimated issuance costs	$44,890
Estimated acquisition related costs	1,000

Estimated aggregate purchase price	$45,890

The acquisition of Micro Linear has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The allocation of the purchase price has been prepared based on preliminary estimates of fair values.

The preliminary allocation of the purchase price is summarized below (in thousands):

Cash and cash equivalents	$6,922
Short-term investments	2,738
Accounts receivable	1,502
Inventories	2,779
Other current assets	519
Property, plant and equipment	233
Other non-current assets	17
Amortizable intangible assets:
Developed product technology	9,000
Customer relationships	6,100
Core technology	4,800
Customer backlog	180
Goodwill	15,471
Accounts payable	(3,617)
Accrued compensation and benefits	(754)

$45,890

Developed product technology consists of transceivers for digital cordless phones, PHS handsets and networking products for use in a variety of wireless applications serving global end markets that are technologically feasible. The developed product technology enabled Sirenza to penetrate the digital cordless phone market and PHS terminal market and strengthen Sirenza's current participation in the digital TV (DTV) and set-top box markets. Sirenza is amortizing the fair value of developed product technology on a straight-line basis over a period of up to 7 years, or 84 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Customer relationships represent Micro Linear's relationships with its digital cordless phone, PHS handset and networking customers. Sirenza is amortizing the fair value of customer relationships on a straight-line basis over a period of 2.5 years, or 30 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Core technology consists of proprietary know-how that is technologically feasible. Sirenza intends to leverage this proprietary knowledge to develop new and improved products. The Company is amortizing the fair value of core technology on a straight-line basis over a period of 10 years, or 120 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Customer backlog represents outstanding purchase orders placed by Micro Linear's customers that are expected to be shipped and collected during the 3 months immediately subsequent to the closing date of the acquisition. The Company is amortizing the fair value of customer backlog on a straight-line basis over a period 3 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Of the total estimated purchase price, approximately $15.5 million has preliminarily been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. The goodwill resulting from this acquisition is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that Sirenza management determines that the goodwill has become impaired, Sirenza will incur an accounting charge for the amount of impairment during the period in which the determination is made.

Pro forma results

The following unaudited pro forma financial information presents the combined results of operations of Sirenza, PDI and Micro Linear as if the acquisitions had occurred on January 1, 2005 and January 1, 2006. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of the Company that would have been reported had the acquisitions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the Company.

	Year Ended December 31,
(in thousands, except per share data)	2006	2005
Net revenues	$163,059	$127,409

Net loss	$(3,684)	$(13,250)

Basic and diluted net loss per share	$(0.07)	$(0.28)

5. Amortizable Acquisition-Related Intangible Assets

Amortization of acquisition-related intangible assets aggregated $6.2 million, $1.8 million and $1.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. Acquisition-related intangible assets are being amortized over the periods in which the economic benefits of such assets are expected to be used. Acquisition-related intangible assets are primarily being amortized on a straight-line basis, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

The Company's acquisition-related intangible assets were as follows (in thousands):

	December 31, 2006			December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Amortizable acquisition-related intangible assets:
Customer Relationships	$33,915	$3,395	$30,520	$970	$921	$49
Developed Product Technology	27,115	5,982	21,133	6,810	2,793	4,017
Core Technology Leveraged	6,360	992	5,368	1,560	543	1,017
Committed Customer Backlog	180	120	60	-	-	-

	$67,570	$10,489	$57,081	$9,340	$4,257	$5,083

The gross carrying amount of acquisition-related intangible assets in the table above is subject to change due to foreign currency fluctuations, as a significant portion of the Company's acquisition-related intangible assets are related to foreign subsidiaries.

The weighted average amortization period of the Company's acquisition-related intangible assets is as follows (in months):

Developed Product Technology	66
Customer Relationships	98
Core Technology Leveraged	105
Committed Customer Backlog	3
Total acquisition-related intangible assets	82

As of December 31, 2006, the Company's estimated amortization expense of acquisition-related intangible assets over the next five years and thereafter is as follows (in thousands):

2007	$12,703
2008	10,205
2009	7,588
2010	5,481
2011	5,346
Thereafter	15,758

$57,081

Amortization expense included in the table above is subject to change due to foreign currency fluctuations as a significant portion of the Company's acquisition-related intangible assets are related to foreign subsidiaries.

6. Goodwill

The changes in the carrying amount of goodwill during the year ended December 31, 2006 are as follows (in thousands):

	SMDI Segment	PDI Segment	Total
Balance as of December 31, 2005	$6,413	$-	$6,413
Goodwill acquired during the year	15,471	34,985	50,456
Goodwill adjustments	2,702	(1,960)	742
Effect of foreign currency rate change	-	2,251	2,251

Balance as of December 31, 2006	$24,586	$35,276	$59,862

The SMDI segment goodwill adjustment above includes the accrual of $2.9 million for the 2006 ISG earn-out, partially offset by sales of previously reserved inventory related to the inventory acquired in the Micro Linear acquisition. The PDI segment goodwill adjustments primarily relate to deferred tax liability adjustments and the collection of previously reserved accounts receivable that were not expected to be collectible at the time of the PDI acquisition.

The Company conducted its annual goodwill impairment analysis in the third quarters of 2006 and 2005 and concluded its goodwill was not impaired.

7. Investment

In the first quarter of 2002, the Company converted an outstanding loan receivable of approximately $1.4 million and invested cash of approximately $6.1 million in Global Communication Semiconductors, Inc. (GCS), a privately held semiconductor foundry, in exchange for 12.5 million shares of GCS Series D-1 preferred stock valued at $0.60 per share. In connection with the investment, the Company's President and CEO joined GCS' seven-member board of directors.

The Company accounts for its investment in GCS under the cost method of accounting and has classified the investment as a non-current asset on its consolidated balance sheet. The Company regularly evaluates its investment in GCS to determine if an other than temporary decline in value has occurred. Factors that may cause an other than temporary decline in the value of the Company's investment in GCS would include, but not be limited to, a degradation of the general business environment in which GCS operates, the failure of GCS to achieve certain performance milestones, a series of operating losses in excess of GCS' business plan, the inability of GCS to continue as a going concern or a reduced valuation as determined by a new financing event. There is no public market for securities of GCS, and the factors mentioned above require management to make significant judgments about the fair value of the GCS securities.

In the third quarter of 2006 and the fourth quarter of 2004, the Company determined that an other than temporary decline in value of its investment had occurred. Accordingly, the Company recorded a charge of approximately $2.9 million in 2006 and $1.5 million in 2004 to reduce the carrying value of its investment to its estimated fair value. The fair value has been estimated by management and may not be reflective of the value in a third party financing event.

The ultimate realization of the Company's investment in GCS will be dependent on the occurrence of a liquidity event for GCS, and/or our ability to sell our GCS shares, for which there is currently no public market. The likelihood of any of these events occurring will depend on, among other things, the market conditions surrounding the wireless communications industry and the related semiconductor foundry industry, as well as the public markets' receptivity to liquidity events such as initial public offerings or merger and acquisition activities.

The Company purchased materials used in production and research and development from GCS in 2006, 2005 and 2004 totaling $1.5 million, $608,000 and $632,000, respectively.

8. Restricted Cash

The Company entered into a facility lease in Broomfield, Colorado in 2003 that required the Company to maintain a $1.0 million irrevocable letter of credit as a security deposit. On the second anniversary of the commencement date of the lease (June 1, 2005), and in each succeeding anniversary, provided that no event of default exists, the letter of credit may be reduced by $200,000. The letter of credit was reduced by $200,000 in June of 2006 and 2005, respectively, with the remaining $600,000 included on our consolidated balance sheet as "Other non-current assets".

The Company also entered into a letter of credit in Shanghai, China at the end of 2006 for the purchase of manufacturing equipment in an amount of $520,000. The letter of credit will be redeemed by the vendor upon satisfactory delivery of the manufacturing equipment to the Company, which is expected to occur in 2007. The equipment letter of credit is included in our consolidated balance sheet as "Other current assets".

As a result of the acquisition of PDI in 2006, the Company acquired restricted cash related to a facility deposit in Germany in an amount of $110,000. The Company has recorded this restricted cash on its consolidated balance sheet as "Other non-current assets".

9. Capital Lease Obligations

The Company leases certain equipment and computer hardware and software under noncancelable lease agreements that are accounted for as capital leases. Interest rates on capital leases range from 8% to 27% as of December 31, 2006. Equipment under capital lease arrangements and included in property and equipment aggregated approximately $1.3 million and $0 at December 31, 2006 and 2005, respectively. Related accumulated depreciation was approximately $204,000 and $0 at December 31, 2006 and 2005, respectively. Depreciation expense related to assets under capital leases is included in depreciation expense. In addition, the capital leases are generally secured by the related equipment and the Company is required to maintain liability and property damage insurance.

Future minimum lease payments under noncancelable capital leases at December 31, 2006 are as follows (in thousands):

2007	$593
2008	453
2009	106

Total minimum lease payments	1,152
Less amounts representing interest	104

Present value of minimum lease payments	1,048
Less current portion	517

Long-term portion	$531

10. Commitments

The Company leases its facilities under operating lease agreements, which expire at various dates through 2012. Our lease in Broomfield, Colorado has an option to extend the lease in 2008 for an additional five years. If the Company elects not to extend the lease, it may be subject to an early termination penalty of $775,000. Based on current commercial real estate market conditions in the Broomfield, Colorado area, we believe that we may be able to renegotiate the terms of the lease on more favorable terms in the event we chose not to renew. Future minimum lease payments under these leases as of December 31, 2005 are as follows (in thousands):

2007	$1,438
2008	838
2009	553
2010	425
2011	425
Thereafter	106

$3,785

Rent expense under the operating leases was $2.0 million $1.2 million and $1.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Unconditional Purchase Obligations

The Company has unconditional purchase obligations to certain suppliers that supply the Company's wafer requirements. Because the products the Company purchases are unique to it, its agreements with these suppliers prohibit cancellation subsequent to the production release of the products in its suppliers' manufacturing facilities, regardless of whether the Company's customers cancel orders. At December 31, 2006, the Company had approximately $1.8 million of unconditional purchase obligations.

11. Contingencies

On August 30, 2006, a complaint regarding a putative class action lawsuit, Yevgeniy Pinis v. Timothy R. Richardson, et al., No. 2381-N, was filed in the Court of Chancery of the State of Delaware in New Castle County against us, Micro Linear Corporation ("Micro Linear"), Metric Acquisition Corporation and Micro Linear's board of directors in connection with our proposed acquisition of Micro Linear. The complaint was amended on September 12, 2006. The amended complaint alleges, among other things, that the Micro Linear board of directors violated its fiduciary duties to the stockholders of Micro Linear by approving the proposed merger of Metric Acquisition Corporation with and into Micro Linear, that the consideration proposed to be paid to the stockholders of Micro Linear in the merger is unfair and inadequate and that the proxy statement/prospectus that forms a part of our registration statement on Form S-4 (as amended and filed on September 13, 2006) is deficient in a number of respects. The complaint seeks, among other things, an injunction prohibiting us and Micro Linear from consummating the merger, rights of rescission against the merger and the terms of the merger agreement, damages incurred by the class, and attorneys' fees and expenses. On October 4, 2006, we and Micro Linear agreed in principle with the plaintiff to a settlement of this lawsuit. The agreement in principle as to the proposed settlement contemplates that counsel for the plaintiff will request a reasonable award of fees and expenses from the court in connection with the lawsuit. The amount of any fee award ultimately granted is within the court's discretion and cannot be determined at this time. We and the other defendants have reserved our rights to negotiate in good faith regarding and to oppose plaintiff's related fee application.

Further to the proposed settlement, the parties agreed to provide the stockholders of Micro Linear with certain additional disclosures. The settlement is subject to the approval of the Delaware Court of Chancery and provides for a broad release of claims by the stockholder class. Prior to the time at which the settlement will be submitted to the Delaware Court of Chancery for final approval, the parties will provide additional information to class members in a notice of settlement, including further information about the release of claims. If the settlement does not occur, and litigation against us continues, we believe we have meritorious defenses and intend to defend the case vigorously.

In November 2001, we, various officers and certain underwriters of the Company's initial public offering of securities were named in a purported class action lawsuit filed in the United States District Court for the Southern District of New York. The suit, In re Sirenza Microdevices, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-10596, alleges improper and undisclosed activities related to the allocation of shares in our initial public offering, including obtaining commitments from investors to purchase shares in the aftermarket at pre-arranged prices. Similar lawsuits concerning more than 300 other companies' initial public offerings were filed during 2001, and this lawsuit is being coordinated with those actions (the "coordinated litigation"). Plaintiffs filed an amended complaint on or about April 19, 2002, bringing claims for violation of several provisions of the federal securities laws and seeking an unspecified amount of damages. On or about July 1, 2002, an omnibus motion to dismiss was filed in the coordinated litigation on behalf of the issuer defendants, of which we and our named officers and directors are a part, on common pleadings issues. On October 8, 2002, pursuant to stipulation by the parties, the court dismissed the officer and director defendants from the action without prejudice. On February 19, 2003, the court granted in part and denied in part a motion to dismiss filed on behalf of defendants, including us. The court's order dismissed all claims against us except for a claim brought under Section 11 of the Securities Act of 1933. In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including us, was submitted to the court for approval. The terms of the settlement, if approved, would dismiss and release all claims against the participating defendants (including us). In exchange for this dismissal, D&O insurance carriers would agree to guarantee a recovery by the plaintiffs from the underwriter defendants of at least $1 billion, and the issuer defendants would agree to an assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. On August 31, 2005, the court granted preliminary approval of the settlement. On April 24, 2006, the court held a hearing regarding the possible final approval of the previously described preliminary settlement between the 300 issuers and the plaintiffs. After hearing arguments from a number of interested parties, the court adjourned the hearing to consider its ruling on the matter. On December 5, 2006, the Court of Appeals for the Second Circuit reversed the court's October 2004 order certifying a class in six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceedings. It is unclear what impact this will have on the case. The settlement remains subject to a number of conditions, including final court approval. If the settlement does not occur, and litigation against us continues, we believe we have meritorious defenses and intend to defend the case vigorously. In addition, we do not believe the ultimate outcome will have a material adverse impact on our results of operations or financial condition.

On April 16, 2003, Scientific Components Corporation d/b/a Mini-Circuits Laboratory ("Mini-Circuits") filed a complaint against us in the United States District Court for the Eastern District of New York alleging, among other things, breach of warranty by us for alleged defects in certain goods sold to Mini-Circuits. Mini-Circuits seeks compensatory damages plus interest, costs and attorneys' fees. On July 30, 2003, we filed an answer to the complaint and asserted counterclaims against Mini-Circuits. In December 2005, we moved for summary judgment dismissing Mini-Circuits' claims, and Mini-Circuits cross-moved for summary judgment dismissing our counterclaims. On August 30, 2006, the court issued an order determining that factual issues requiring a trial precluded dismissal of Mini-Circuits' claims on our summary judgment motion, and, accordingly, denied our motion for summary judgment on Mini-Circuits' claims. The court, however, granted Mini-Circuits' motion for summary judgment, dismissing our counterclaims. While we believe Mini-Circuits' claims to be without merit and intend to defend against Mini-Circuits' claims vigorously, if we ultimately lose or settle the case, we may be liable for monetary damages and other costs of litigation. An estimate as to the possible loss or range of loss in the event of an unfavorable outcome cannot be made as of December 31, 2006. Even if we are entirely successful in defending against the lawsuit, we will have incurred significant legal expenses and our management may have to expend significant time in the defense.

In addition, we currently are involved in litigation and regulatory proceedings incidental to the conduct of our business and expect that we will be involved in other litigation and regulatory proceedings from time to time. While we currently believe that an adverse outcome with respect to such pending matters would not materially affect our business or financial condition, there can be no assurance that this will ultimately be the case.

On December 16, 2004, the Company acquired ISG Broadband, Inc. (ISG), a designer of RF gateway module and IC products for the cable TV, satellite radio and HDTV markets, for approximately $6.9 million in cash and estimated direct transaction costs of approximately $789,000 for a total preliminary purchase price of $7.7 million. Cash acquired in the acquisition totaled $154,000. Additional cash consideration of up to $7.15 million may become due and payable by the Company upon the achievement of margin contribution objectives attributable to sales of selected products for periods through December 31, 2007. The Company paid $1.15 million of additional cash consideration in 2006 and has accrued an additional $2.9 million at December 31, 2006, which will be paid in 2007. Additional cash consideration of up to $3.0 million may become due and payable in 2008 related to the achievement of margin contribution objectives in 2007.

12. Retirement Benefit Plans

Germany Defined Benefit Plan

The Company maintains a qualified defined benefit pension plan for its German subsidiary. The plan is unfunded with a benefit obligation of approximately $3.0 million. The assumptions used in calculating the benefit obligation for the plan are dependent on the local economic conditions and were measured as of December 31, 2006. The Company recognized the fair value of the unfunded projected benefit obligation in connection with its acquisition of PDI at the date of acquisition. The incremental impact of applying SFAS 158 in the consolidated balance sheet as of December 31, 2006 was not material.

The Company's practice is to fund the various pension plans in amounts at least sufficient to meet the minimum requirements of applicable local laws and regulations. Depending on the design of the plan, local custom and market circumstances, the minimum liabilities of a plan may exceed qualified plan assets. The company accrues for all such liabilities.

The changes in the benefit obligation, plan assets and unfunded status for the plan described above were as follows (in thousands):

Change in benefit obligation:
Benefit obligation at December 31, 2005	$-
Benefit obligation assumed in connection with the acquisition of PDI	2,530
Service cost	91
Interest cost	90
Actuarial loss	50
Benefits paid	(15)
Currency exchange rate changes	233

Benefit obligation at December 31, 2006	$2,979

Change in fair value of plan assets:
Fair value of plan assets at December 31, 2005	$-
Fair value of plan assets acquired in connection with the acquisition of PDI	-
Employer contributions	15
Benefits paid	(15)

Fair value of plan assets at December 31, 2006	$-

Unfunded status:
Fair value of plan assets at December 31, 2006	$-
Benefit obligation at December 31, 2006	2,979

Net benefit obligation at December 31, 2006	$2,979

The amounts recognized on the consolidated balance sheet as of December 31, 2006 for the plan described above were as follows (in thousands):

Amounts recognized in the consolidated balance sheet:
Accrued pension	$2,962
Accrued compensation and other expenses	17
Accumulated other comprehensive loss	(52)

Net amount recognized at December 31, 2006	$2,927

The accumulated benefit obligation for the plan at December 31, 2006 was approximately $2.4 million.

The reconciliation of net loss recognized in other comprehensive income during the year ended December 31, 2006 was as follows (in thousands):

Liability experience	$50
Currency exchange rate changes	2

$52

The weighted-average assumptions used to calculate the benefit obligation as of the December 31, 2006 were as follows:

Discount rate	4.50%
Rate of compensation increase	2.50%

The discount rate was developed by analyzing long-term bond rates and matching the bond maturity with the average duration of the pension liabilities.

The net periodic benefit cost for the plan included the following components (in thousands):

Service cost	$91
Interest cost	90

Net periodic benefit cost	$181

Benefit payments expected to be paid at December 31, 2006 are as follows (in thousands):

2007	$17
2008	20
2009	24
2010	30
2011	38
5 years thereafter	490

$619

U.S. Employee Benefit Plan

In October of 1999, the Company adopted a 401(k) and profit sharing plan (the Plan) that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. Under the Plan, eligible employees may defer a portion of their pretax salaries but not more than statutory limits. The Company shall make matching nondiscretionary contributions to the Plan of up to $2,500 per year for each plan participant. In addition, the Company may make discretionary contributions to the Plan as determined by the Board of Directors.

Contributions to the Plan during the year ended December 31, 2006, 2005, and 2004 were approximately $463,000, $325,000, and $317,000 respectively.

13. Income Taxes

The Company's income (loss) before taxes consisted of the following (in thousands):

	December 31,
	2006	2005	2004
Domestic	$8,375	$1,298	$343
Non-U.S.	(887)	88	72

	$7,488	$1,386	$415

The Company's provision for (benefit from) income taxes for the years ended December 31, 2006, 2005 and 2004 are summarized as follows (in thousands):

	December 31,
	2006	2005	2004
Current:
Federal	$196	$(43)	$83
State	27	(9)	27
Non-U.S.	1,657	46	25

	$1,880	$(6)	$135

Deferred:
Federal	$-	$-	$-
State	-	-	-
Non-U.S.	(1,987)	-	-

	$(1,987)	$-	$-

Total provision for (benefit from) income taxes	$(107)	$(6)	$135

A reconciliation of taxes computed at the federal statutory income tax rate to the provision for (benefit from) income taxes is as follows (in thousands):

	December 31,
	2006	2005	2004
U.S. federal tax provision (benefit) at statutory rate	$2,621	$485	$145
State income taxes, net	523	(6)	17
Non U.S. taxes	(27)	46	25
Reversal of previously provided taxes	-	(94)	-
Valuation allowance	(3,294)	(460)	(75)
Amortization of deferred stock compensation	-	-	1
Other	70	23	22

	$(107)	$(6)	$135

Deferred income taxes reflect the tax effects of temporary differences between the value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following (in thousands):

	December 31,
	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$34,888	$25,152
Accruals and reserves	4,525	2,647
Deferred margin on distribution inventory	645	370
Tax credits	2,633	1,809
Capitalization of R&D expenses	4,479	3,693
Book over tax depreciation and amortization	2,749	1,978
Impairment of investment	2,816	1,730
Acquisition related items	329	-
Stock based compensation	1,873	-
Other	839	279

Total deferred tax assets	55,776	37,658
Valuation allowance	(44,566)	(37,592)

Gross deferred tax assets	11,210	66
Deferred tax liabilities:
Acquisition-related items	(20,102)	(66)
Accruals and reserves	(288)

Total deferred tax liabilities	(20,390)	(66)

Net deferred tax assets (liabilities)	$(9,180)	$-

Reported as:
Current deferred tax assets (1)	$628	$-
Non-current deferred tax assets (2)	488	-
Current deferred tax liabilities (3)	(288)	-
Non-current deferred tax liabilities (4)	(10,008)	-

Net deferred tax assets (liabilities)	$(9,180)	$-
(1)	Included in other current assets on the consolidated balance sheets.
(2)	Included in other non-current assets on the consolidated balance sheets.
(3)	Included in accrued compensation and other expenses on the consolidated balance sheets.
(4)	Included in deferred tax and other liabilities, non-current on the consolidated balance sheets.

As of December 31, 2006, the Company had deferred tax assets of approximately $55.8 million. The Company has evaluated the need for a valuation allowance for the deferred tax assets in accordance with the requirements of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". As of December 31, 2006, the Company had no ability to realize its U.S. deferred tax assets through carrybacks or available tax planning strategies. Additionally, based on the current economic uncertainty in the Company's industry that limits the Company's ability to generate verifiable forecasts of future domestic taxable income, a valuation allowance was recorded as of December 31, 2006. The valuation allowance increased by approximately $7.0 million in 2006, $1.1 million in 2005 and decreased by approximately $4.7 million in 2004.

Approximately $15.5 million of the valuation allowance is attributable to acquisition-related items that, if and to the extent realized in future periods, will first reduce the carrying value of goodwill, then other long-lived intangible assets of the Company's acquired subsidiaries and then income tax expense. A portion of the valuation allowance of approximately $19.6 million has been recorded against NOLs that were generated from the settlement of equity compensation. This amount will be credited to paid-in capital when and if the benefit is realized.

As of December 31, 2006, the Company has net operating loss carryforwards for federal income tax purposes of approximately $96.6 million, which expire beginning in 2019. Approximately, $45.6 million relates to NOLs generated by the Company, of which, there are approximately $40.2 million of deductions from the settlement of equity compensation embedded in these NOLs. The remaining NOL of approximately $51.0 million relates to NOLs generated by companies acquired by the Company for which any subsequent realization will result in a reduction of tax effected goodwill, then other long-lived intangibles assets of the Company's acquired subsidiaries and then to income tax expense. The Company also has state net operating loss carryforwards of approximately $18.5 million, which expire beginning in 2012. The Company also has federal and California research and development tax credits of $1.6 million and $651,000. The federal research credits will begin to expire in 2011 and the California research credits have no expiration date.

The Company has elected to treat foreign subsidiary earnings as permanently reinvested under the accounting guidance of APB 23 and SFAS 109. At this time the Company has not calculated the amount of foreign unremitted earnings or the incremental tax consequences if these earnings were to be remitted. The Company's intention is to reinvest the indefinitely invested earnings permanently or to repatriate the earnings when it is tax effective to do so.

Utilization of the net operating loss carryforwards and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards and tax credit carryforwards before utilization. As of December 31, 2006, the Company has reviewed the impact of these rules to the utilization of its net operating loss and tax credit carryforwards as it relates to the pre-2006 acquisition net operating losses and credits and currently has the ability to use these carryforwards without limitation. The Company's ability to use these carryforwards without limitation in the future is subject to change based on the application of these rules in the Internal Revenue Code. The net operating losses and tax credit carryforwards acquired in our 2006 acquisitions of Micro Linear and PDI may be subject to substantial annual limitations as provided by the Internal Revenue Code of 1986.

14. Comprehensive Income

The components of other comprehensive income were as follows (in thousands):

	December 31,
	2006	2005	2004
Net income	$7,595	$1,392	$280
Change in cumulative translation adjustment	4,844	-	-
Change in pension liability experience	(52)	-	-
Change in net unrealized gain (loss) on available-for-sale securities	65	(12)	(53)

Total comprehensive income	$12,452	$1,380	$227

The components of accumulated other comprehensive income were as follows (in thousands):

	December 31,
	2006	2005
Cumulative translation adjustment	$4,844	$-
Additional pension liability experience	(52)	-
Accumulated net unrealized loss on available-for-sale securities	-	(65)

Total accumulated other comprehensive income	$4,792	$(65)

As a result of our decision to indefinitely reinvest the earnings of our non-U.S. subsidiaries, we are not reporting the cumulative translation adjustment and minimum pension liability, net of tax. The U.S. tax effect of the net unrealized gain (loss) on available-for-sale securities is not material for any period presented.

15. Segments of an Enterprise and Related Information

In 2005, the Company operated in three product-oriented business segments, our Amplifier division, which consisted of our amplifier, power amplifier, power module, transceiver, discrete and active antenna product lines, our Signal Source division, which consisted of our voltage controlled oscillator, or VCO, phase-locked loop, or PLL, and other MCM products, and our A&D division, which used resources and technologies from our Amplifier and Signal Source divisions for specific applications in the A&D and homeland security end markets. In the first quarter of 2006, in conjunction with the revision of our organizational structure from a product-oriented focus to an end-market focus, we moved from a three-segment reporting structure to a structure consisting of one RF component sales segment. The Company determined it was in the best interests of its customers, stockholders and employees to realign the organization to better support the Company's strategic goals.

As a result of the acquisition of PDI in April 2006, we currently operate in two business segments: the PDI segment, consisting of the business and product lines we acquired from PDI, and the SMDI segment, consisting of Sirenza's pre-existing RF component sales business and the former Micro Linear business.

SMDI Segment:

The SMDI segment consists of the Company's RF component sales business predating the acquisition of PDI in April 2006 as well as the business of Micro Linear acquired in October 2006. The products of the SMDI segment currently serve six principal end markets noted below:

•

Mobile Wireless-this market includes global mobile wireless infrastructure applications, with particular focus on leading standards, including GSM, WCDMA, CDMA, and TD-SCDMA infrastructure opportunities.

•	Broadband Network Applications-this market includes primarily digital satellite radio applications and digital TV, or DTV applications.
•

Standard and Catalog Products-this market includes established and emerging mid-level to smaller customers in a variety of end markets, such as point-to-point and network repeaters, to which we largely market catalog products through our global sales distribution and sales representative networks.

•	Consumer Applications-this market includes digital cordless telephones, personal handyphone systems, wireless speakers, security cameras, cordless headsets and other personal electronic appliances.
•	Wireless Access Applications-this market includes the WiMAX, WiFi and emerging Ultra Wideband and Zigbee markets for infrastructure and CPE terminal applications.
•	Aerospace and Defense Applications-this market includes aerospace, military/defense and homeland security applications.

Within the SMDI segment's marketing function the Company has established six market-facing strategic business units, or SBUs, which allow the segment to further concentrate and prioritize its efforts in strategic planning, product development, and marketing of the segment's products to better support its worldwide customers.

Although the Company's chief operating decision maker reviews disaggregated revenue information by SBU with the SMDI segment, the SBUs do not have separate profit and loss statements reviewed by the Company's chief operating decision maker, and accordingly are aggregated and reported within the single SMDI segment.

PDI Segment The PDI segment consists of the business acquired on April 3, 2006 from Premier Devices, Inc. The PDI segment designs and manufactures RF components and consists of CATV amplifier, module and optical receiver products, a line of passive RF components such as mixers, splitters, transformers, couplers, isolators, circulators and amplifiers, as well as passive component manufacturing and engineered technical solutions expertise in sourcing, integration, and board-level and subsystem assembly. The majority of the PDI segment's manufacturing operations are conducted in Shanghai, China and Nuremberg, Germany.

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), requires disclosures of certain information regarding operating segments, products and services, geographic areas of operation and major customers. The method for determining what information to report under SFAS 131 is based upon the "management approach," or the way that management organizes the operating segments within a company, for which separate financial information is available that is evaluated regularly by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources and in assessing performance. The Company's CODM is the Chief Executive Officer. The CODM evaluates the performance of the Company based on consolidated and segment operating income (loss), excluding amortization costs associated with acquisition-related intangible assets. In addition, the CODM does not consider interest and other income (expense) or income tax expense or benefit in making operating decisions. Revenue is defined as net revenues from external customers.

The accounting policies of each segment are the same as those described in Note 1: Organization and Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements. Intersegment sales were not material for any of the periods presented. All intercompany transactions between the reported segments for the periods presented have been eliminated. Executive management and other corporate overhead costs are allocated to each segment. With the exception of goodwill, assets and liabilities are not discretely reviewed by the CODM, and accordingly are not detailed by segment below.

Segment information is summarized as follows (in thousands):

	SMDI	PDI	Total Company
For the year ended December 31, 2006
Net revenues from external customers	$94,167	$42,411	$136,578
Operating income (loss)	$8,169	$(785)	$7,384
For the year ended December 31, 2005
Net revenues from external customers	$64,178	$-	$64,178
Operating income	$1,190	$-	$1,190
For the year ended December 31, 2004
Net revenues from external customers	$61,256	$-	$61,256
Operating income	$186	$-	$186

The disaggregated revenue information by SBU that is reviewed by the CODM within the SMDI segment is as follows (in thousands):

	December 31,
	2006	2005	2004
Aerospace, Defense and Homeland Security	$6,460	$3,179	$4,089
Broadband Network Applications	19,152	13,790	504
Mobile Wireless	36,821	23,770	17,757
Standard Products	19,607	21,773	38,506
Wireless Access	10,316	1,666	400
Consumer Applications	1,811	-	-

	$94,167	$64,178	$61,256

The disaggregated revenue information by major product type that is reviewed by the CODM within the PDI segment is as follows (in thousands):

December 31, 2006
CATV	$25,220
Engineered technical solutions	11,126
Passive RF components and other	6,065

$42,411

The segment information above has been restated to reflect the change in the number of the Company's segments from three in 2005 to two in the second quarter of 2006.

The following is a summary of geographical information (in thousands):

	December 31,
	2006	2005	2004
Net revenues from external customers:
United States	$55,444	$15,867	$14,582
China	46,187	21,041	20,945
Other foreign countries	34,947	27,270	25,729

	$136,578	$64,178	$61,256

Long-lived assets:
United States	$36,268	$11,200	$15,391
Germany	22,897	-	-
China	13,589	19	10
Other foreign countries	3	2	2

	$72,757	$11,221	$15,403

The Company includes in its long-lived assets net property, equipment and acquisition-related intangible assets, and deposits on facility leases.

One of the Company's customers, Motorola, accounted for approximately 16% of net revenues for the year ended December 31, 2006. Two of the Company's customers, Avnet Electronics Marketing (Avnet) and Motorola accounted for approximately 13% and 11% of net revenues, respectively, for the year ended December 31, 2005. Four of the Company's customers, Solectron, Acal, plc (Acal), Avnet and Planet Technology (H.K.) Ltd. accounted for approximately 17%, 14%, 13% and 11% of net revenues, respectively, for the year ended December 31, 2004. No other customer accounted for more than 10% of net revenues during these periods.

16. Quarterly Information (Unaudited)

	Three Months Ended
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
	(In thousands, except per share data)
Net revenues	$36,976	$39,677	$39,033	$20,892
Gross profit	15,406	17,686	14,526	10,079
Amortization of acquisition-related intangible assets (1)	2,726	1,554	1,503	449
Impairment of investment (1)	-	2,850	-	-
Income (loss) from operations	693	2,810	2,445	1,436
Net income (loss)	557	3,335	2,120	1,583
Basic net income (loss) per share	$0.01	$0.07	$0.05	$0.04
Diluted net income (loss) per share	$0.01	$0.07	$0.05	$0.04
Shares used to compute basic net income (loss) per share	48,325	44,922	44,444	36,917
Shares used to compute diluted net income (loss) per share	50,245	46,849	46,360	38,880

	Three Months Ended
	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
	(In thousands, except per share data)
Net revenues	$19,510	$17,234	$15,267	$12,167
Gross profit	8,840	7,890	6,600	5,326
Amortization of acquisition-related intangible assets (1)	443	465	465	465
Restructuring charges (1)	-	89	(33)	-
Income (loss) from operations	2,486	1,116	(431)	(1,981)
Net income (loss)	2,612	1,154	(531)	(1,843)
Basic net income (loss) per share	$0.07	$0.03	$(0.01)	$(0.05)
Diluted net income (loss) per share	$0.07	$0.03	$(0.01)	$(0.05)
Shares used to compute basic net income (loss) per share	36,168	35,958	35,722	35,463
Shares used to compute diluted net income (loss) per share	38,033	37,797	35,722	35,463

(1)	See Notes to Consolidated Financial Statements.